Exhibit 5.2

HUNTON ANDREWS KURTH LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074
TEL FAX	804 • 788 • 8200 804 • 788 • 8218

FILE NO: 051645.0000001

February 12, 2020

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

Atmos Energy Corporation

Public Offering of Shares of Common Stock

Ladies and Gentlemen:

We have acted as special Virginia counsel to Atmos Energy Corporation, a Texas and Virginia corporation (the “Company”), in connection with the Company’s offering and sale of shares of the Company’s common stock, no par value per share (the “Common Stock”), having an aggregate offering price to the public of up to $1,000,000,000 (the “Shares”).

The Shares are being offered and sold (a) as described in the prospectus, dated February 11, 2020 (the “Base Prospectus”), contained in the Registration Statement on Form S-3 (Registration No. 333-236369) (the “Registration Statement”) filed by the Company on February 11, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), the Registration Statement, and the prospectus supplement thereto, dated February 12, 2020 (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”) and (b) pursuant to (i) that certain Equity Distribution Agreement, dated February 12, 2020 (the “Equity Distribution Agreement”), among the Company and the Managers and Forward Purchasers named in Schedule A thereto and (ii) the Master Confirmations for Forward Sale, each dated February 12, 2020, between the Company and each of Morgan Stanley & Co. LLC, BNP Paribas, Canadian Imperial Bank of Commerce, Credit Agricole Corporate and Investment Bank c/o Credit Agricole Securities (USA) Inc., as Agent, Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, Bank of America N.A., Mizuho Securities USA LLC, MUFG Securities EMEA plc, The Toronto-Dominion Bank and Wells Fargo Bank, National Association (each, a “Master Forward Confirmation,” and collectively, the “Master Forward Confirmations”), and any related Supplemental Confirmations (as defined in the applicable Master Forward Confirmation).

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON     BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON    LONDON    LOS ANGELES

MIAMI    NEW YORK    NORFOLK    RICHMOND    SAN FRANCISCO    THE WOODLANDS    TYSONS    WASHINGTON, DC

www.HuntonAK.com

Atmos Energy Corporation

February 12, 2020

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of corporate officers of the Company and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion letter, including, among other things, (i) the Virginia Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended through the date hereof, (ii) a certificate issued by the State Corporation Commission of the Commonwealth of Virginia on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing, (iii) resolutions of the Board of Directors of the Company adopted at a meeting held on November 5, 2019 (the “Resolutions”), (iv) the Registration Statement, (v) the Prospectus, (vi) an executed copy of the Equity Distribution Agreement, (vii) each Master Forward Confirmation and (viii) a specimen stock certificate representing the Common Stock.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the accuracy, completeness and authenticity of all corporate records and other information made available to us by the Company, (iv) the legal capacity of natural persons, (v) the genuineness of all signatures not witnessed by us and (vi) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of documents by the Company).

As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia. We express no opinion as to the effect of the laws of the State of Texas on the issuance, payment and nonassessability of the Shares.

Atmos Energy Corporation

February 12, 2020

The opinions set forth herein are subject to the following assumptions, qualifications and limitations being true and correct at or prior to the time of the delivery of the applicable Security:

(a)    the Registration Statement, and any amendments thereto (including post-effective amendments), filed under the Act and the effectiveness thereof will not have been terminated or rescinded and will comply with all applicable laws; and

(b)    all offers and sales of the Shares will (i) comply with the “Minimum Price,” “Offering Size Limit” and, if applicable, “ATM Pricing Formula”, as set forth in the Resolutions and (ii) be completed on or prior to February 11, 2023, unless an extension to such date is authorized by the Company.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that (subject to compliance with the pertinent provisions of the Act, and to compliance with such securities or “blue sky” laws of any jurisdiction as may be applicable):

1.    The Company is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia.

2.    The Shares have been duly authorized by the Company and, when issued against payment therefor in accordance with the Equity Distribution Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Base Prospectus, which is part of the Registration Statement, and the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein. Our opinions are expressly limited to the matters set forth above and we render no opinions, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Hunton Andrews Kurth LLP